Exhibit 99.1

       SJW CORP. (AMEX: SJW) ANNOUNCES SECOND QUARTER 2005
                     FINANCIAL RESULTS

          SAN JOSE, CA, July 28, 2005 - SJW Corp. (AMEX:SJW) diluted earnings per common share for the quarter ended June 30, 2005 were $0.62, compared to $0.53 for the same quarter in 2004.

          Operating revenue for the second quarter was $44,799,000 versus $45,609,000 for the same period in 2004, representing a decrease of $810,000 or 2%. Revenue decreased $6,580,000 due to lower customer usage, which was offset by $5,866,000 in cumulative rate increases and $252,000 due to new customers. Additionally, parking revenue decreased by $221,000 and other revenues decreased by $127,000.

          Water production costs for the second quarter of 2005 consisting of purchased water, power and pump taxes, decreased $3,160,000 from the second quarter of 2004. The decrease in production costs was primarily attributable to $3,939,000 decrease in usage and $676,000 as a result of greater availability of surface water. However, the decrease was partially offset by increases in the cost of purchased water and pump tax from Santa Clara Valley Water District of $1,364,000 and other costs of $91,000.

          Quarterly operating expenses for the second quarter of 2005, excluding water production costs and income taxes, increased $1,028,000 from 2004. The increase consisted principally of $554,000 in general and administrative costs, which includes employee benefits and salaries and wages. Maintenance expenses increased $163,000 and depreciation expense increased $156,000 on added utility plant. Income tax expense for the second quarter of 2005 was higher than the same period in 2004 due to increased pre-tax earnings.

          Year-to-date diluted earnings per common share were $0.91 compared to $0.72 for the same period in 2004. The increase in year-to-date earnings was primarily due to cumulative rate increases that were partially offset by the impact of lower customer demand. Year-to-date decrease in water production costs of $3,311,000 was principally offset by increases in non-water production costs of $1,852,000 and income tax expense of $1,272,000.

          Other comprehensive income of $2,706,000 for the second quarter of 2005 and other comprehensive loss of $71,000 for year-to-date was the result of changes in the market value of the investment in California Water Service Group.

          At its meeting today, the Board of Directors of SJW
Corp. declared a quarterly dividend on common stock of $0.2675 per share. The dividend is payable on September 1, 2005 to shareholders of record on August 8, 2005.

          SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San Jose Water Company, provides water service to a population of approximately one million people in San Jose and nearby communities.

          This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



                                SJW Corp.
                Condensed Consolidated Statements of Income
                         and Comprehensive Income
                               (Unaudited)
                 (thousands of dollars, except share data)

                       Three Months        Six Months         Twelve Months
                       Ended June 30      Ended June 30       Ended June 30
                       2005     2004      2005     2004       2005      2004
                    --------------------------------------------------------

Operating revenue   $44,799   45,609   $78,106   76,672   $168,344   161,366
Operating expense:
  Operation:
    Purchased water  11,907   11,666    18,919   18,176     41,962    39,965
    Power               849    1,597     1,520    2,411      4,621     5,593
    Pump taxes        3,249    5,902     5,860    9,023     18,610    20,684
    Other             8,454    7,771    16,194   15,330     31,041    30,128
  Maintenance         2,342    2,179     4,381    4,287      8,768     8,335
  Taxes, other than
    income            1,351    1,325     2,762    2,654      5,422     5,229
  Depreciation and
    amortization      4,863    4,707     9,886    9,100     19,267    16,760
  Income taxes        3,948    3,352     5,868    4,596     12,915    10,648
                    --------------------------------------------------------

Total operating
   expense           36,963   38,499    65,390   65,577    142,606   137,342
                    --------------------------------------------------------

Operating income      7,836    7,110    12,716   11,095     25,738    24,024

Long-term debt
   interest and
   other, net        (2,121)  (2,303)   (4,320)  (4,514)    (4,137)   (8,475)
                    --------------------------------------------------------

Net income          $ 5,715    4,807   $ 8,396    6,581   $ 21,601    15,549
                    ========================================================
Other comprehensive
  income (loss), net  2,706     (481)      (71)      97      6,756      (769)
                    --------------------------------------------------------

Comprehensive
  income            $ 8,421    4,326   $ 8,325    6,678   $ 28,357    14,780
                    ========================================================

Earnings per share
  - Basic           $  0.63     0.53   $  0.92     0.72   $   2.36      1.70
  - Diluted            0.62     0.53      0.91     0.72       2.34      1.69
Comprehensive income
  per share
   - Basic          $  0.92     0.47   $  0.91     0.73   $   3.10      1.62
   - Diluted           0.91     0.47      0.90     0.73       3.08      1.61
Dividends per
  share             $  0.26     0.26   $  0.53     0.51   $   1.04      0.99
Weighted average
  shares outstanding
  - Basic         9,136,172 9,138,841 9,135,843 9,136,758 9,136,144 9,136,098
  - Diluted       9,232,708 9,193,895 9,226,839 9,191,077 9,215,305 9,176,292





                              SJW Corp.
                   Condensed Consolidated Balance Sheets
                             (Unaudited)
                       (thousands of dollars)
                                                     June 30      December 31
                                                        2005             2004
                                                    -------------------------
ASSETS
Utility Plant                                       $640,589         $619,590
Less: accumulated depreciation and amortization      199,736          189,221
                                                    -------------------------

   Net utility plant                                 440,853          430,369
Nonutility property, net                              29,414           31,987
Current assets:
    Cash and equivalents                               9,670           10,899
    Short-term investments                             2,950                -
    Accounts receivable and accrued utility revenue   23,262           15,260
    Long-lived assets held-for-sale                    2,451                -
    Prepaid expenses and other                         1,897            2,211
                                                    -------------------------

         Total current assets                         40,230           28,370
Other assets:
  Investment in California Water Service Group        41,292           41,413
  Debt issuance costs                                  3,216            3,300
  Goodwill                                             1,744            1,744
  Regulatory assets                                    7,227            8,064
  Intangible pension asset                             4,357            4,357
  Other                                                2,782            2,548
                                                    -------------------------
                                                      60,618           61,426
                                                    -------------------------
                                                    $571,115         $552,152
                                                    =========================
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock                                      $  9,521         $  9,516
  Additional paid-in capital                          14,815           14,306
  Retained earnings                                  152,034          148,525
  Accumulated other comprehensive income              12,272           12,344
                                                    -------------------------

       Shareholders' equity                          188,642          184,691
                                                    -------------------------

  Long-term debt                                     145,557          143,604
                                                    -------------------------

       Total capitalization                          334,199          328,295

Current Liabilities:
  Current portion of long-term debt                      141              275
  Pump tax and purchased water                         6,464            3,856
  Purchased power                                      1,087              848
  Accounts payable                                     3,735              870
  Accrued interest                                     3,618            3,619
  Accrued taxes                                        3,836              890
  Accrued payroll                                      1,195            1,066
  Work order deposit                                     764              773
  Other current liabilities                            2,967            3,154
                                                    -------------------------

       Total current liabilities                      23,807           15,351

Deferred income taxes and credits                     50,795           51,422
Advances and contributions                           149,281          143,906
Other noncurrent liabilities                          13,033           13,178
                                                    -------------------------
                                                    $571,115         $552,152
                                                    =========================